Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or Susan.Busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Announces Class Action Lawsuit

MINNEAPOLIS, Nov. 21, 2003 –Best Buy Co., Inc. (NYSE: BBY) today said that it had received notice of and was served with a shareholder lawsuit filed yesterday in the U.S. District Court in Minneapolis. The lawsuit is a purported class action on behalf of persons who purchased the securities of Best Buy Company, Inc. between January 9, 2002, and August 7, 2002, inclusive, and alleges violations of Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934. The named defendants are Best Buy Company, Inc., Richard M. Schulze, the company’s chairman, and Bradbury H. Anderson, vice chairman and chief executive officer. The company has completed an initial review of the allegations in the lawsuit and believes they are without merit. The company intends to vigorously defend against this action.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (MagnoliaAV.com). The Company’s subsidiaries reach consumers through more than 700 retail stores in the United States and Canada.

# # #